Exhibit 10.6

Anthony W. Deering

c/o The Rouse Company

10275 Little Patuxent Parkway

Columbia, MD  21044

August 19, 2004

The Rouse Company

10275 Little Patuxent Parkway

Columbia, MD  21044

Dear Sirs:

Reference is made to the Employment Agreement, dated as of September 24, 1998, as amended by amendments dated July 12, 1999, March 31, 2003 and August 9, 2004, to which The Rouse Company and I am parties (the “Employment Agreement”).  I hereby agree to the addition of the following paragraph as the second paragraph of Section 4.7 of the Employment Agreement:

“Notwithstanding the immediately preceding paragraph, in the event that a reduction to the Payments in respect of the Executive of 10% or less would cause no Excise Tax to be payable, the Executive will not be entitled to an Excise Gross-Up Payment and the Payments shall be reduced to the extent necessary so that the Payments shall not be subject to the Excise Tax. Unless the Executive shall have given prior written notice to the Company specifying a different order by which to effectuate the foregoing, the Company shall reduce or eliminate the Payments by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the Change of Control. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.”

In all respects other than as amended by this letter, the Employment Agreement shall remain in full force and effect.

Please acknowledge your agreement to the above amendment by signing this letter below and returning a copy to me.

Very truly yours,

/s/ Anthony W. Deering
Anthony W. Deering

ACKNOWLEDGED AND AGREED

THE ROUSE COMPANY

/s/	Gordon H. Glenn
By:	Gordon H. Glenn
Its:	Senior Vice President,
General Counsel and Secretary